Exhibit 99.1

CONTACT:	Glen L. Ponczak	For Immediate Release
	414-524-2375	October 14, 2008
Johnson Controls Forecasts 2009 Earnings of $1.95 — $2.10 with Double-Digit
Earnings Increases in Building Efficiency and Power Solutions
     MILWAUKEE, Wisc. . . .October 14, 2008. . . . Johnson Controls, Inc. announced today that its diversified business portfolio and ability to improve its cost structure are expected to partially offset the difficult economic environment with its buildings and power businesses forecast to post solid earnings improvements in 2009.
     The diversified industrial company that makes buildings and vehicles more comfortable, safe and sustainable said it expects 2009 sales will be approximately $37 billion, about 3% lower than 2008. It forecast diluted earnings per share of $1.95 — $2.10, approximately 10 -16% lower than 2008, based on its projections of lower global automotive production.
     The company said that the assumptions for lower lead prices and a weaker Euro will reduce 2009 sales by approximately $1.7 billion. Excluding these items, Johnson Controls said sales would increase 2 to 3%.
     Some of the company’s key 2009 assumptions include:
-North American auto production of 12.3 million vehicles
-European production of 21.2 million vehicles
-Slowing rate of vehicle production in China
-North America institutional building construction spending up 3%
-Non-U.S., non-residential construction spending up 5%
-Flat North American residential HVAC market
-Relatively stable global demand for its aftermarket products and services
     “We recognize that we are facing a challenging environment in our global markets,” said Stephen A. Roell, chairman and chief executive officer of Johnson Controls. “At the same time, we are entering fiscal 2009 with record backlogs in our automotive and building efficiency businesses and confidence in our ability to improve our cost structure. Based on what we see today, we believe we can achieve solid financial performance during this volatile economic environment.”
     The company said it expects approximately 7% revenue growth in 2009 (9% excluding currency) by its building efficiency business due to higher global demand for its energy efficiency and greenhouse gas reduction solutions for non-residential buildings. The increased demand continues to be driven by the prospects of higher long-term energy prices, a stricter regulatory environment and heightened sensitivity to global climate change issues. Johnson Controls also will benefit in 2009 from its market leading positions in growth markets, especially China, Eastern Europe and the Middle East. Building efficiency earnings are forecast to grow at a double-digit rate due to the higher volume and improved cost structure.
     Johnson Controls said its 2009 automotive experience revenues would be down 6% compared to 2008. The impact of lower production in mature markets is expected to be partially offset by the launch of new automotive interiors contracts and growth in emerging markets. The company also announced that its global backlog of net incremental programs that will launch through 2011 increased 14% over the prior three-year period to a total of $4.5
-over-

October 14, 2008

billion, underscoring its market share gains. Earnings in 2009 are forecast to be lower due to the industry volume reductions and higher launch costs associated with new seating and interiors programs in Europe.
     Power solutions sales are expected to increase 3%, excluding the impact of lower lead prices, due to higher battery volumes resulting from increased market shares and favorable product mix. If lead stays at the current lower price, sales are anticipated to decline 8%; however, margins will increase significantly.
     The company today also said it expected mid-term margins in Building Efficiency to increase to 10% (excluding Global Workplace Solutions) and Automotive Experience margins to increase to 5%. Both are consistent with earlier guidance. The company increased its underlying Power Solutions mid-term margin improvement expectations due to the benefits of vertical integration and an improved manufacturing footprint. Power Solutions mid-term margins are now expected to increase 150 to 200-basis points over the 2009 level.
     “We will not compromise our investments in sustainable long-term growth. We continue to invest in innovation, in growing our building efficiency sales force and in expanding our capabilities in key emerging markets,” Mr. Roell said. “We remain focused on the execution of our growth strategies and improving our cost structure. In these business conditions, our customers need us more than ever to help them reduce costs and improve competitiveness and we are committed to delivering on those expectations. Looking forward, I am confident that we have the strategic focus and the financial strength to take advantage of the growth opportunities that arise during challenging times.”
     The company said it expects to earn $0.73 per diluted share in its fiscal fourth quarter, ended September 30, 2008, excluding the impact of a previously announced restructuring charge of approximately $500 million. The earnings forecast is consistent with its guidance of $0.72 - $0.74. For the full year, earnings are expected to be $2.33 per diluted share excluding the restructuring charge, up 11% over 2007. The company will release its fourth-quarter earnings on October 23, 2008.
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     Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 140,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. For additional information, please visit http://www.johnsoncontrols.com/.
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Johnson Controls, Inc. (“the Company”) has made forward-looking statements in this presentation pertaining to its financial results for fiscal 2008, 2009 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and include terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, financial distress of key customers, energy prices, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, liquidity, the ability to execute on restructuring actions according to anticipated timelines and costs as well as other factors discussed in Item 1A of Part II of the Company’s most recent Form 10-Q filing (filed August 8, 2008) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.